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                                                                   EXHIBIT 10.55


                          MASOPRACOL LICENSE AGREEMENT



Masopracol License Agreement (hereinafter "Agreement"), effective March 19, 1997 ("Effective Date") is by and between Access Pharmaceuticals, Inc a Delaware corporation having its principal place of business at 2600 North Stemmons Freeway, Suite 176, Dallas, TX 75207-2107 (hereinafter "Access") and Shaman Pharmaceuticals, Inc. a Delaware Corporation having its principal place of business at 213 East Grand Avenue, South San Francisco, CA 94080-4812 (hereinafter "Shaman").

                                    PREAMBLE

WHEREAS Access has rights to certain pre-clinical data, the rights to reference the ActinexTM New Drug Application ("NDA") on file at the US Food and Drug Administration ("FDA") and Patents for the synthesis of Masopracol;

WHEREAS Shaman wishes to utilize the pre-clinical data and reference the NDA on file at the FDA and to obtain exclusive rights for the use of Masopracol and synthetic analogues in diabetes and related disease, including hyperlipidemia, ("The Field") and Access is willing to grant such rights;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter contained, the parties hereto agree as follows:



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ARTICLE 1.  DEFINITIONS.

1.01     The term "Affiliate" shall mean:

a) any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a party, to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned of a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, and

b) any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party.

1.02     The term "Products" shall mean:

         any product developed in The Field pursuant to the terms of an Agreement which will be negotiated between the Parties within 60 days of the Effective Date incorporating the terms of the memorandum of understanding dated November 21, 1996 with the initialed changes by Kerry P. Gray, attached hereto as Schedule A.

1.03     The term "Licensed Territory shall mean:

         Worldwide

1.04     The term "Requested Data" shall mean:
         The pre-clinical data listed on Schedule B attached hereto.



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ARTICLE 2. GRANT OF LICENSE.

2.01 Grant of License:

a) Subject to the terms and conditions of this agreement, Access hereby grants to Shaman an exclusive license, with the right to sublicense, to utilize the Masopracol pre-clinical data and to reference the Actinex(TM) NDA on file with the FDA in its regulatory filings, solely for the purpose of developing therapeutic or diagnostic products in The Field.

b) Sub-licensing Rights: Shaman is granted rights to provide the Requested Data to sub-licensees with Access approval, which shall not be unreasonably withheld.

ARTICLE 3. TERM OF THE AGREEMENT

3.01 This Agreement shall commence upon the Effective Date and shall expire December 31, 2006.

ARTICLE 4. OBLIGATION OF ACCESS

4.01 Upon effectiveness of this agreement Access will promptly provide Shaman with all the requested pre-clinical data listed on Schedule B attached hereto.

4.02 Access or its licensee will provide a letter to the FDA permitting Shaman to reference the ActinexTM NDA, and take any additional steps necessary so that Shaman is allowed to reference the Actinex(TM) NDA.

4.03 Access or its licensee will provide a letter assuring Shaman the right to purchase Masopracol from Western Engineering and Research Company.



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ARTICLE 5. EXCHANGE OF INFORMATION AND CONFIDENTIALITY.

5.01 Exchange of Information

         Access shall promptly disclose to Shaman all pre-clinical data requested by Shaman that is in Access' possession and any other information related to the synthesis of Masopracol and its analogues which is requested by Shaman. Shaman and any development partners or sub- licensee will limit disclosure of all exchanged information to only those of its officers, employees and consultants who are bound by appropriate obligations to maintain the confidentiality of such data and information.

5.02 Confidentiality

         Except where specifically requested in writing by Shaman and approved by Access, Shaman agrees to keep in strict confidence and not to disclose to any person other than those described in Section 5.01 above without the prior written consent of Access any data and information obtained from Access under this Agreement, provided, however, that the provisions of this section shall not apply to the data and information which;

a) becomes known to Shaman through a third party who has the right to disclose the data and information to Shaman, or

b) is or becomes known to the public other than as a result of any disclosure or other act by Shaman, or

c) are required to be furnish to regulatory authorities. The obligation of Shaman under this Section shall survive termination of this Agreement for a period of five (5) years.



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ARTICLE 6. REPRESENTATIONS AND WARRANTIES.

6.01 Due Authorities.

         ACCESS and Shaman each represent to the other that they have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

ARTICLE 7. EXCHANGE OF DATA

7.01 Promptly after the execution of this Agreement and from time to time thereafter during the term of this Agreement, Access shall disclose to Shaman all relevant additional data possessed by Access generated on Masopracol or its analogues which is necessary or helpful for Shaman or its sublicensees:

         a) to obtain the NDA approvals or other governmental approvals to market the Products in the Licensed Territory,

         b)       to manufacture Products in The Field, and

         c)       to generally fulfill the purpose of this Agreement.

7.02 During the term of this Agreement, Shaman may use any data disclosed by Access to Shaman hereunder for the purpose of developing products for use in the field without any additional payment.

ARTICLE 8. TRADEMARKS AND TRADE NAMES.

8.01 Trademarks.

Shaman and its sublicensees shall choose and own all trademarks and trade names which are specific to the individual Products in the Territory.



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8.02 Application and Maintenance.

Product specific trademarks will be applied for and maintained by Shaman in the Territory and all the cost associated therewith shall be borne by Shaman.

ARTICLE 9. TERMINATION

9.01        Term

         This Agreement shall be in effect for the period of duration set forth in Section 3.01 hereof.

9.02 Termination.

a) Either party may terminate this Agreement by giving written notice of termination to the other party at any time during the term of this Agreement;


         i) in the event that the other comments any material breach of its obligations hereunder and fails to remedy such breach within ninety (90) days after receipt of written notice requesting the correction of the breach; or

         ii) upon the filing or institution of bankruptcy, reorganization or receivership proceedings by the other party or upon the failure by the other party for more than ninety (90) days to take steps to oppose the initiation of such actions against it.

b) Exercise by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect hereto.

c) Subject to Section 9.02(b), termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to under this Agreement or by law or in equity upon such termination.



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9.03 Effects of Termination.

         If this Agreement is terminated as set forth in Section 9.02, Shaman will:

a) Renounce all rights to utilize the Requested Data, reference the ActinexTM NDA and utilize the Patents provided by and under this Agreement.

b)       Shaman will return all Confidential Information to Access.


ARTICLE 10. ARBITRATION.

10.01 Agreement to Arbitrate.

         The Parties will endeavor to settle amicably any dispute which may arise out of this Agreement. Failing of such settlement, any dispute shall be finally settled by arbitration, in accordance with the rules then in effect of the American Arbitration Association. The arbitration will be held in Denver, Colorado. The dispute or difference shall be referred to a single arbitrator, if the Parties agree upon one, or otherwise three (3) arbitrators, one to be appointed by each party and the third to be appointed by the first two (2) arbitrators selected by the Parties. If a Party shall refuse or neglect to appoint an arbitrator within thirty (30) days after the other Party shall have served a written notice of such other Party's choice and requesting that the first-mentioned Party make its choice, then the arbitrator first appointed shall, at the request of the Party appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties.


10.02 Arbitration Decision.

         The arbitrators shall base their decision in accordance with and based upon all the provisions of this Agreement and any other agreements referenced herein, to the extent such other agreements are not superseded by this Agreement or subsequent agreements between the Parties. In making their decision, the arbitrators shall apply the substantive law of the State of



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Delaware and the United States of America, excluding the United Nations
Convention on the international Sale of Goods. The decision of a majority of the arbitrators shall be final and binding upon each Party, and judgment upon the award may be entered in any court of competent jurisdiction.

10.03 Pre-Decision Settlement.

         Before rendering their final decision, the arbitrators will first act as friendly, disinterested parties for the purpose of helping the Parties attempt to reach a compromise settlement on the points in dispute.

10.04 Payment of Costs.

         The cost of arbitration will be in the discretion of the arbitrators. Each Party shall pay its own costs associated with the arbitrators, plus one-half of the costs of the arbitration itself (including but not limited to arbitrators fees).

10.05 Injunctive Relief

         Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each Party hereto shall be entitled to seek, in any state or federal court in the State of Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief, provided however, that if the Party bringing such action is unsuccessful in obtaining the relief sought, the moving Party shall pay the non-moving Party's reasonable costs, including attorney's fees, incurred in connection with the defending such action. Such remedies shall not be the Parties' exclusive remedies, but shall be in addition to all other remedies provided in this agreement.

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ARTICLE 11. PAYMENTS

11.01       Payments

            Access will receive the following payments:
            i)          $137,500 upon signing of this Agreement
            ii)         $25,000 on July 1, 1997
            iii)        $25,000 on October 1, 1997
            iv) $87,500 on submission of an investigational new drug application ("IND") for a therapeutic use of Masopracol or a synthetic analogue in The Field with the FDA.

11.02       Development

            Shaman will undertake at its own cost, the performance of all formulation/clinical development work, regulatory actions and filings necessary for government approval of the Products in the Territory.


ARTICLE 12. PUBLIC ANNOUNCEMENTS

12.01       Press Releases

            Neither Party shall issue any press release in whatever form, or make public, in whatever form, information regarding the Agreement without prior written approval of the other party, except as required by applicable law and regulations.



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ARTICLE 13. WARRANTIES, LIMITATIONS & INDEMNIFICATION

13.01       Access Limitation

            Except as expressly set forth in this Agreement, Access makes no representations or warranties of any kind, either express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose or with respect to (1) the scope of validity of any of the patent rights; (2) whether the patent rights or technology may be exploited by licensee or any sublicensee without infringing the rights (including patent rights) of others; or (3) the results to be obtained by use of the patent rights, the technology, or the licensed processes. The Patent rights and Requested Data are delivered "As Is" in every respect.

13.02       Indemnification

            Shaman shall at all times during the term of this Agreement and thereafter, defend and hold Access, its officers, directors, employees, agents and affiliates (together, Indemnities) harmless from and against all claims, suits, demands, liability and expenses, including legal expenses and reasonable attorneys' fees, arising out of (a) the death of or injury to any person or persons, (b) damage to property, or (c) any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from (i) the design, production, manufacture, shipping, handling, use (in commerce or otherwise), sale, lease, consumption, promotion or advertisement of the Products, services or process relating to or developed by Shaman or a sub-licensee under this Agreement (ii) any obligation or activity of Shaman under this Agreement or of any sublicensee under any sublicense. Shaman's obligation under this 13.2 shall apply without regard to whether any liability is attributable to Shaman's or sublicensee's negligence.



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ARTICLE 14. MISCELLANEOUS

14.01       Governing Law.

            This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, United States of America.

14.02       Severability.
            In the event any portion of this Agreement shall be held illegal, void or ineffective, or in conflict with any applicable statute or rule of law, such portion shall be deemed modified to the extent necessary to avoid such result and the remaining portions shall remain in full force and effect. If compliance with the foregoing sentence results in a material alteration of this Agreement, the Parties agree to renegotiate in good faith the terms and conditions of the altered portion in order to approximate as nearly as possible the intent of the Parties with respect to any relevant portion

14.03       Waiver

            The failure of Access and Shaman at any time to exercise or enforce any right granted in this Agreement or obligation arising hereunder shall not be deemed to be a waiver of such right or obligation or operate to bar the exercise or enforcement thereof at any time thereafter.

14.04       Force Majeure

            If either Party shall be delayed, hindered, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure (hereinafter referred to as "Force Majeure"), including earthquake, flood or other act of God, fire, war (declared or undeclared), public disaster, riots, strike or labor differences, governmental enactment, rule or regulation or any other cause beyond such Party's reasonable control, such Party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The Party invoking such Force Majeure rights under this Section must notify the other Party by registered letter within a period of fifteen (15) days,



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from the first and last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, the parties commit to consult together in good faith to find an appropriate solution.

14.05       Successors and Assigns.

            This Agreement shall be binding upon and shall inure to the benefit of, successors and assigns of each of the Parties, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that the Agreement may be assigned in the event of a transfer to an Affiliate, or in connection with a merger, consolidation, or sale of substantially all of the assets of the transferring Party. Notwithstanding anything to the contrary herein, ACCESS may delegate to its Affiliates its duties and obligations hereunder without the consent of Shaman.

14.06       Relationship of Parties

            This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship between the Parties. Access and Shaman each hereby agrees not to represent itself in any of such capabilities in any manner whatsoever.

14.07       Captions.

            The captions provided in this Agreement are for convenience of reference only and shall not effect its interpretation.

14.08       The Agreement

            This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes all other writings and discussions related to such subject matter.



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14.09       Notice

            Any notice expressly provided for under this Agreement shall be in writing, sent by registered or certified first class airmail, overnight express mail or courier service, facsimile transmission or other similar electronic means of written communication, addressed as set forth below:

If to Access:           Access Pharmaceuticals, Inc
                        2600 North Stemmons Freeway, Suite 176
                        Dallas, Texas 75207
                        Attention: President and CEO

Copy to:                Bingham, Dana and Gould LLP
                        150 Federal Street
                        Boston, Massachusetts, 02110-1726

If to Shaman:           Shaman Pharmaceuticals, Inc.
                        213 East Grand Avenue,
                        South San Francisco, CA 94080-4812
                        Attention: President and CEO

Copy to:
                        -----------------------------------

                        -----------------------------------

                        -----------------------------------

Facsimile transmission numbers for the Parties are as follows:

If to Access            USA         214-905-5101

If to Shaman            USA         415-952-7070


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ACCESS PHARMACEUTICALS, INC.            SHAMAN PHARMACEUTICALS, INC.


by:    /s/ KERRY P. GRAY          by:     /s/ A.S. Khandwala
      -----------------------            ---------------------------
Title: President & CEO            Title:  Sr. V.P. Development
      -----------------------            ---------------------------
Date:  03/19/97                   Date:   03/24/97
      -----------------------            ---------------------------


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[SHAMAN PHARMACEUTICALS, INC. LETTERHEAD]


                                   SCHEDULE A

                                       November 21, 1996


Kerry Gray
President & CEO.
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176.
Dallas, TX  75207-2107

Dear Kerry:

This is a follow-up to your facsimile dated November 14, 1996 and our phone conversation this morning. Outline below is the memorandum of understanding which will form the basis for a legal contract between Access Pharmaceutical, Inc. and Shaman Pharmaceuticals, Inc. for right to reference Actinex(TM) NDA and the right to purchase masoprocol from Western Engineering and Research Corporation.

                           MEMORANDUM OF UNDERSTANDING

Access will Provide the Following:

1) Copies of the following studies and sections of the Actinex(TM) NDA and NDS will be provided:

         a)       NDA Pharmacology summary*

         b)       NDS Pharmacology summary*

         c)       NDS CMC Section

         d)       T005-89 - Ames Test - CHX 100 - Summary & Report*

         e)       T003-87 - Acute Oral Rat Tox. - CHX 100 - Summary & Report*

         f)       T004-87 - Acute Oral Rabbit Tox. - CHX 100 - Summary & Report*

         g)       T004-89 - Target Organ Oral Rat Tox. - CHX 100 - Summary &
                  Report*

         h)       T004-89 - Oral Segment II - Rat - CHX 100 - Summary & Report*

         i) T009-89 - Oral Rabbit Dose Finding Segment II - CHX 100 - Summary & Report*

         j)       TOO1-90 - Oral Rabbit Segment II - CHX 100 - Summary & Report*

         k) KOO1-84 - Rat Biodistribution, Oral, Intravenous and Dermal - CHX 100 - Summary & Report*

* Denotes reports already received by Shaman Pharmaceuticals

2) If available, a copy of any oral mass balance studies on CHX 100 conducted by Chemex/Access



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3)       Access will provide reports of Segment I & III reproductive safety studies on CHX 100 in the first quarter of 1997.

4) Access or its licensee will provide letter to FDA to allow Shaman Pharmaceuticals, inc. to reference the ActinexTM NDA

5) Access or its licensee will provide assurance of rights for Shaman to purchase masoprocol from WEC (This may require a letter from Swartz-Harma to WERC)

Shaman Will Provide the Following Compensation:

1)       $25,000 upon signing of a definite agreement

2)       $87,500 on January 2, 1997

3)       $97,500 on submission of an IND to FDA

4) Shaman Pharmaceuticals, Inc. will pay Access Pharmaceuticals, Inc. $75,000 in three equal installments of $25,000 each on April 1, 1997, July 1, 1997 and October 1, 1997 for Segment I & III reproductive safety studies,

In addition, Shaman will agree to license from Access, patent(s) relating to synthesis of NDGA and analogs at the time of filing of the IND for masoprocol. Shaman will pay Access $50,000 upon signing of licensing agreement. If Shaman commercializes a product containing masoprocol or an analog, Shaman will pay Access a Royalty of 0.25%. The length of royalty payment and definition of net sales will be delineated in the contract and will be consistent with Shaman's agreement with Lipha for marketing of diabetes products.

Please acknowledge your agreement with terms of this memorandum of understanding by signing and returning a copy to me by facsimile.

I am certain that both Shaman and Access will benefit from this agreement.



                                               /s/ A.S. Khandwala

                                               Best Regards,

cc:  Lisa Conte

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                                   SCHEDULE B


1) Copies of the following studies and sections of the Actinex(TM) NDA and NDS will be provided:

         a)       NDA Pharmacology summary

         b)       NDS Pharmacology summary

         c)       NDS CMC Section

         d)       T005-89 - Ames Test - CHX 100 - Summary & Report

         e)       T003-87 - Acute Oral Rat Tox. - CHX 100 - Summary & Report

         f)       T004-87 - Acute Oral Rabbit Tox. - CHX 100 - Summary & Report

         g)       T004-89 - Target Organ Oral Rat Tox. - CHX 100 - Summary &
                  Report

         h)       T004-89 - Oral Segment II - Rat - CHX 100 - Summary & Report

         i) T009-89 - Oral Rabbit Dose Finding Segment II - CHX 100 - Summary & Report

         j)       TOO1-90 - Oral Rabbit Segment II - CHX 100 - Summary & Report

         k) KOO1-84 - Rat Biodistribution, Oral, Intravenous and Dermal - CHX 100 - Summary & Report

2) If available, a copy of any oral mass balance studies on CHX 100 conducted by Chemex/Access

3) Segment I & III reproductive safety studies on CHX 100 (to be provided in the 1st quarter 1997)